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EXHIBIT 99.1


[OUTLOOK GROUP CORP. LOGO]

NEWS RELEASE                                    For Additional
                                                Information Contact:
                                                Paul M. Drewek, CFO
FOR IMMEDIATE RELEASE                           (920) 727-8566
                                                Joseph J. Baksha, CEO
                                                (920) 727-8585

                         OUTLOOK GROUP COMPLETES MERGER

NEENAH, WIS., JULY 26, 2006.....Outlook Group Corp. (Nasdaq: OUTL) today announced that the acquisition of the company by Vista Group Holdings, LLC has been completed. Outlook Group Corp. is now a wholly-owned subsidiary of Vista Group Holdings, LLC. In connection with the merger, Vista changed its name to Outlook Group Holdings, LLC.

As a result of the completion of the merger, the common stock of Outlook Group Corp. was converted into the right to receive $13.50 per share in cash and will no longer be quoted on Nasdaq. Shareholders who hold certificates for Outlook Group shares will soon receive instructions for turning in their certificates and receiving their cash payments. Also, the registration of Outlook Group's securities with the Securities and Exchange Commission is being terminated.

ABOUT OUTLOOK GROUP

Outlook Group Corp. is a printing, packaging and direct marketing company offering a variety of related services to clients in markets including contract packaging, collateral information management and distribution, direct marketing components and services, packaging components and materials and specialty print related services. The company leverages its core competencies by cross-selling services to provide a single-source solution for its clients.

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